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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON D. C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 30, 1999



                            KRUG INTERNATIONAL CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



              OHIO                       1-12607             31-0621189
  (STATE OR OTHER JURISDICTION        (COMMISSION         (I.R.S. EMPLOYER
        OF INCORPORATION)              FILE NUMBER)       IDENTIFICATION NO.)


           900 CIRCLE 75 PARKWAY, SUITE 1300, ATLANTA, GEORGIA 30339
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (770) 933-7000



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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On November 30, 1999, KRUG International Corp. ("KRUG") sold its Wyle Laboratories, Inc. ("Wyle") Series A Preferred Stock for $4,125,000 in cash. In connection with the sale, which was part of a leveraged management buy-out of Wyle, KRUG also exchanged its non-dividend paying Series B Preferred Stock in Wyle for Senior Preferred Stock of LTS Holdings, Inc., Wyle's new parent company, and cancelled its existing options to acquire Wyle shares. The new Senior Preferred Stock is redeemable on March 31, 2003 for approximately $950,000 plus accrued and unpaid dividends at 8% per annum. KRUG expects to report a pretax gain of approximately $4 million from the sale of the Series A Preferred Stock in its third fiscal quarter ending December 31, 1999. KRUG said it will not report any gain from the exchange of its Series B Preferred Stock due to the highly leveraged nature of Wyle's management buy-out.

         The purchase price received by KRUG was determined through extensive, arms length negotiation between the management of Wyle and the management of KRUG. Prior to the sale, KRUG owned approximately 38% of the voting equity of Wyle. Karen B. Brenner and Ronald J. Vannuki, two of KRUG's board members, also served as directors of Wyle. Ms. Brenner and Mr. Vannuki abstained from participating in the negotiations and have resigned from Wyle's board.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c)  Exhibits

                  Exhibit 10.1 - Stock Purchase Agreement Between KRUG International Corp. and Wyle Laboratories, Inc., dated September 24, 1999 (incorporated by reference from Exhibit
                  10.3 of the Corporation's Report on Form 10-Q for the quarter ended September 30, 1999).

                  Exhibit 10.2 - Exchange Agreement Between KRUG International Corp. and LTS Holdings, Inc., dated September 24, 1999 (incorporated by reference from Exhibit 10.4 of the Corporation's Report on Form 10-Q for the quarter ended September 30, 1999).

                  Exhibit 10.3 - Extension of Closing Date of Stock Purchase Agreement and Exchange Agreement Between KRUG International Corp., Wyle Laboratories, Inc. and LTS Holdings, Inc., dated October 29, 1999 (incorporated by reference from Exhibit 10.5 of the Corporation's Report on Form 10-Q for the quarter ended September 30, 1999).


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      KRUG International Corp.



Date: December 10, 1999
                                      By:  /s/ Mark J. Stockslager
                                           ----------------------------
                                           Mark J. Stockslager
                                           Principal Accounting Officer



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